Exhibit 99.1

NEWS RELEASE 18-05-095

2901 Butterfield Road Oak Brook, Ill. 60523
www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)
(630) 218-8000 Ext 2358 or palffy@inlandgroup.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 586-4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES TAX ALLOCATION OF 2008 DISTRIBUTIONS

Oak Brook, Ill., January 26, 2009 – Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced the tax allocation of the distributions paid on its common shares during 2008.

Stockholders receiving distributions in 2008 will receive a Form 1099-DIV summarizing the allocation of the individual distributions.  Therefore, the tax allocation provided in this press release is for informational purposes only.  Stockholders are advised to consult with their tax advisors about the specific tax treatment of distributions paid by Inland Western in 2008.

The December distribution with a record date of December 31, 2008 and payment date of January 10, 2009, is reportable for the tax year in 2009, and is therefore not reflected in the 2008 tax allocation. The following table, presented on a per share basis, summarizes the tax allocation determined by Inland Western.

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Nontaxable Dividends
12/31/07	01/10/08	$0.053542	$0.020308	$0.033234
01/31/08	02/10/08	$0.053542	$0.020308	$0.033234
02/29/08	03/10/08	$0.053541	$0.020308	$0.033233
03/31/08	04/10/08	$0.053542	$0.020308	$0.033234
04/30/08	05/10/08	$0.053541	$0.020308	$0.033233
05/31/08	06/10/08	$0.053542	$0.020308	$0.033234
06/30/08	07/10/08	$0.053541	$0.020308	$0.033233
07/31/08	08/10/08	$0.053542	$0.020308	$0.033234
08/31/08	09/10/08	$0.053542	$0.020308	$0.033234
09/30/08	10/10/08	$0.053542	$0.020308	$0.033234
10/31/08	11/10/08	$0.053542	$0.020308	$0.033234
11/30/08	12/10/08	$0.053541	$0.020308	$0.033233
TOTAL		$0.642500	$0.243696	$0.398804

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661 www.inlandwestern.com

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, community and neighborhood centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of September 30, 2008, the portfolio consisted of 335 properties nationally, which the company owned or had interests in, totaling in excess of 51 million square feet.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.